Exhibit 10.6

Certain identified information in this document has been excluded because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates where such information has been omitted.

LICENSE AGREEMENT

by and between

MERCK SHARP & DOHME CORP.

and

AMMONETT PHARMA LLC

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), effective as of October 22, 2013 (the “Effective Date”), is by and between MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey (“Merck”), and AMMONETT PHARMA LLC, a corporation organized and existing under the laws of Delaware (hereinafter referred to as “Licensee”).  Merck and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Merck has discovered and developed the drug MK-0677 and Merck is seeking a licensee to further develop and commercialize MK-0677;

WHEREAS, Licensee desires to develop and commercialize MK-0677; and

WHEREAS, Licensee and Merck desire to enter into a license arrangement whereby Licensee will develop and commercialize MK-0677.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Licensee and Merck hereby agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.01       “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.02       “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration of this Agreement.

1.03        “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2013 and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.04        “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IIIb Clinical Trial and/or post-approval clinical trial.

1.05       “Combination Product” shall mean Licensed Product which includes one or more active ingredients other than Licensed Compound in combination with Licensed Compound.  All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.06       “Commercialization” or “Commercialize” shall mean, with respect to Licensed Compound or Licensed Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing.  Commercialization shall also include Commercialization Studies.

1.07        “Commercialization Studies” shall mean a study or data collection effort for Licensed Product that is initiated in the Territory after receipt of Marketing Authorization for Licensed Product and is principally intended to support the Commercialization of Licensed Product in the Territory; provided, that such study or data collection effort is not principally to support or maintain a Marketing Authorization or obtain a label change or maintain a label.

1.08       “Compound Patent Rights” shall mean those patents and patent applications that as of the Effective Date are owned or controlled by Merck (and/or any of its Affiliates) and are listed on Schedule 1.8, that (A) have claims specifically covering Licensed Compound or the Manufacture and/or use thereof; (B) are substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, certificates of invention, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications; or (C) are foreign equivalents of any of the above.

1.09       “Development” or “Develop” shall mean all preclinical research and development activities and all clinical drug development activities, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining and maintaining Marketing Authorization (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing.  Development shall include all clinical studies (including Phase III-B) that are primarily intended to support or maintain a Marketing Authorization, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

1.10        “Development or Commercial Arrangement” shall mean a license, distributorship, co-marketing or co-promotion arrangement to research, develop, commercialize, manufacture, have manufactured, use, import, export, sell and/or offer to sell Licensed Product in the Field in at least one of the United States, a Major European Country or Japan; provided, however, that a Development or Commercial Arrangement with a Third Party shall not include: (i) any agreement with a contractor, contract research organization, contract manufacturer or other Third Party, under which such Third Party performs contract services on behalf of Licensee or its Affiliates, (ii) an assignment by the Licensee of the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction described in Section 14.01(a) or (iii) a Change of Control.

1.11       “Diligent Efforts” shall mean the performance of obligations or tasks in a continuous, sustained manner consistent with the reasonable best practices of the pharmaceutical industry for the development or commercialization of a product having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its development or product life cycle, in each case based on conditions then prevailing and without regard to any competitive internal program of Licensee.  Diligent Efforts requires that the Party (a) promptly assign responsibility for such obligations to specific employees who are held accountable for progress and monitoring such progress on an ongoing basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate adequate resources designed to advance progress with respect to such obligations.

1.12        “Field” shall mean the use of Licensed Compound or Licensed Product to treat or prevent any disease, disorder or conditions in human, excluding Autism Spectrum Disorders as defined in the Fifth Edition of the Diagnostic and Statistical Manual of Mental Disorders.

1.13       “First Commercial Sale” shall mean, with respect to a country in the Territory, the first shipment of commercial quantities to a Third Party of a Licensed Product sold in such country to a Third Party on arm’s length terms by Licensee, its Affiliate or sublicensee for use in the Field after the receipt of Marketing Authorization in such country.  Sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.14       “Good Clinical Practices” shall mean the then current Good Clinical Practices as such term is defined from time to time by the United States Food and Drug Administration (“FDA”) or other relevant governmental authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in the Territory pursuant to its regulations, guidelines or otherwise.

1.15        “Good Laboratory Practices” shall mean the current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations (“CFR”) or any comparable corresponding foreign regulations or their respective successor regulations.

1.16        “Good Manufacturing Practices”shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant governmental authority having jurisdiction over the Development, manufacture or sale of Licensed Product in the Territory pursuant to its regulations, guidelines or otherwise.

1.17        “IND”shall mean an investigational new drug application with respect to Licensed Product filed with the FDA for beginning clinical trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning clinical trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

[***] Indicates that information has been omitted.

1.18        “Know-How” shall mean proprietary information and materials (whether patentable or not) related to Licensed Compound, Licensed Product, any Combination Product, formulation, product improvement and/or indication, or the Manufacture or use of any of the foregoing, that are not in the public domain, including, without limitation, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, Manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials and (g) all applications, registrations, licenses, authorizations, approvals and correspondence relating to Licensed Compound and/or Licensed Product submitted to Regulatory Authorities.

1.19        “Licensee” shall have the meaning given to such term in the preamble of this Agreement.

1.20        “Licensee Know-How”shall mean Know-How developed by Licensee and/or any of its Affiliates or sublicensees after the Effective Date.

1.21       “Licensee Patent Rights” shall mean any and all patents and patent applications that after the Effective Date are owned or controlled by Licensee (and/or any of its Affiliates) that (A) have claims covering: (i) Licensed Compound or the Manufacture and/or use thereof, or (ii) Licensed Product or the Manufacture and/or use thereof; (B) arc substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, certificates of invention, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications; or (C) are foreign equivalents of any of the above.

1.22        “Licensed Compound” shall mean:

(i)          the Merck compound known as ibutamoren or MK-0677 with the following chemical name:

N-[1(R)-[(1,2-dihydro-l-methanesulfonylspiro[3H-indole-3,4’-piperidin]-1‘-yl)carbony1]-2-(phenylmethyloxy)ethyl]-2-amino-2-methylpropanamide,

and/or

(ii)          [***];

including any pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate of (i) or (ii).

1.23        “Licensed Product” shall mean any pharmaceutical composition, dosage form or preparation, including, without limitation, a Combination Product, which contains as an active ingredient Licensed Compound.

1.24        “Major European Country” shall mean any of France, Germany, Italy, Spain or the United Kingdom.

1.25       “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, manufacturing Licensed Compound or Licensed Product quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.26       “Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable Price Approvals even if not legally required to sell Licensed Product in a country).

1.27        “Merck” shall have the meaning given to such term in the preamble to this Agreement.

1.28       “Merck Know-How” shall mean the Know-How owned or controlled by Merck and/or any of its Affiliates as of the Effective Date that was used by Merck or its Affiliates as of the Effective Date in the Development or Manufacture of Licensed Compound that is listed on Schedule 1.28 or is otherwise provided to Licensee by Merck under this Agreement.

1.29        “NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (the “Act”) or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.30        “Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Licensed Product sold by Licensee or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)	trade and quantity discounts other than early payment cash discounts;

(b)	returns, rebates, chargebacks and other allowances;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	sales commissions paid to Third Party distributors and/or selling agents;

(e)	a fixed amount equal to one percent (1%) of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties; and

(f)	the standard inventory cost of devices or delivery systems used for dispensing or administering Product.

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Products(s) containing the same strength of Compound sold without other active ingredients.  In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of Compound in the Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product.  Inventory cost shall be determined in accordance with Licensee’s regular accounting methods.  Consistently applied.  The deductions set forth in Sections 1.30 (a) through (e) will be applied in calculating Net Sales for a Combination Product.  In the even that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of the Product relative to the other active ingredients in the Combination Product, the Parties shall negotiate, in good faith.  Other means of calculating Net Sales with respect to Combination Products.

1.31        “Party” or “Parties” shall have the meaning given to such term in the preamble to this Agreement.

1.32       “Phase 1 Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of such Licensed Product, and which is consistent with 21 U.S. CFR § 312.21 (a).

1.33      “Phase II Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of Phase III Trials, and which is consistent with 21 U.S. CFR § 312.21(b).

1.34        “Phase III Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that Licensed Product is safe and efficacious for its intended use, (b) to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Marketing Authorization of such Licensed Product, and (d) consistent with 21 U.S. CFR § 312,21(c). “Phase III Trial” shall not include a Phase IIIb Trial.

1.35        “Phase IIIb Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which provides for product support (i.e., a clinical trial which is not required for receipt of initial Marketing Authorization but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Marketing Authorization for the indication for which such trial is being conducted.

1.36        “Price Approval” shall mean the approval or determination by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical products.

1.37        “Proprietary Information” shall mean, as applicable, Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, that is provided by one Party to the other Party in connection with this Agreement.

1.38       “Regulatory Authority” shall mean any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of Licensed Product in any country.

1.39        “Related Party” shall mean each of Licensee, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.40        “Territory” shall mean the entire world.

1.41        “Third Party” shall mean an entity other than Merck and its Affiliates and Licensee and its Related Parties.

1.42       “Valid Claim”shall mean a claim of an issued and unexpired patent included within the Compound Patent Rights, that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

1.43        Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below.

Definition	Section
AAA	13.02(a)
Act	1.28
AEs	4.02(a)
Agents	9.01(b)
Agreement	Preamble
Annual Commercialization Report	3.04
CFR	1.14
Change of Control	14.01(c)
Contract Sales Force	3.05
Development Plan	3.02(a)
Effective Date	Preamble
FDA	1.13
Force Majeure	14.08
Inventory	4.01(b)
Liability	11.01

LIBOR	7.05(e)
Licensee Indemnified Party	11.02
Merck Indemnified Party	11.01
Merck Retained Rights	2.01
Option Notice	3.06(a)
Research Use	2.01(c)
Sublicense Agreement	2.05
Supply Agreement	6.02(a)
Supply Option	6.02(a)
Term	12.01

ARTICLE II - LICENSE

2.01        License Grant. Subject to the terms and conditions of this agreement and Merck’s retained rights, Merck hereby grants the following to Licensee:

(a)
Development License.  A royalty bearing license in the Territory in the Field, with the right to grant sublicenses as provided herein, under the Compound Patent Rights, which Compound Patent Rights license shall be exclusive (even as to Merck and its Affiliates, except as provided in Section 2.01(c)) to Develop, Manufacture, have Manufactured, use, import, export and Commercialize Licensed Compound and Licensed Product in the Field in the Territory during the Term.

(b)
Know-How License.  A royalty bearing exclusive license in the Territory in the Field, with the right to grant sublicenses as provided herein, to Merck Know-How to Develop, Manufacture, have Manufactured, use, import, export and Commercialize Licensed Compound and Licensed Product in the Field in the Territory during the Term.

(c)
Research License.  A license, co-exclusive with Merck and its Affiliates, with the right to grant sublicenses as provided herein, under the Compound Patent Rights and Merck Know-How to research, make, have made, use, and import Licensed Compound and Licensed Product in the Field in the Territory during the Term for research use (“Research Use”).  Research Use does not include any right to Commercialize Licensed Compound or Licensed Product in the Field.

For the avoidance of doubt, Merck retains all rights not granted herein, including the Research Use right, to all Compound Patent Rights and Merck Know-How including Licensed Compound and Licensed Product for the Term (“Merck Retained Rights”).

2.02       Non-Exclusive License Grant. Merck hereby grants to Licensee a non-exclusive license in the Territory in the Field to any patent applications or patents owned or controlled by Merck that result from the exercise of its Research License under Section 2.01(c), but only to the extent said patent applications or patents (i) have claims specifically and solely covering Licensed Compound and/or the Manufacture and/or use thereof and (ii) are reasonably necessary by Licensee for the Development or Commercialization of Licensed Compound as contemplated in the Development Plan, said non-exclusive license to Develop, Manufacture, have Manufactured, use, import, export and Commercialize Licensed Compound in the Field in the Territory during the Term in accordance with the Development Plan.

2.03       No Non-Permitted Use. Licensee hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to knowingly, use or practice, directly or indirectly, any Merck Know-How or Compound Patent Rights for any purposes other than those expressly permitted by this Agreement.

2.04        No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.05       Right to Sublicense and Sublicense Agreements. The licenses granted in this Section 2.01 may be sublicensed by Licensee to (a) an Affiliate, (b) a Third Party for any country in the Territory other than the U.S., the Major European Countries and Japan without the consent of Merck; and (c) a Third Party for the U.S., Major European Countries and Japan with the prior written consent of Merck, not to be unreasonably withheld.  Licensee shall, in each agreement under which it grants a sublicense under the licenses set forth in Section 2.01 (each, a “Sublicense Agreement”), require the sublicensee to transfer to Merck, if this Agreement terminates, and to Licensee, if only such sublicense terminates, (a) all regulatory filings and Marketing Authorizations held, possessed or controlled by such sublicensee and (b) all patent rights and Know-How controlled by such sublicensee relating to Licensed Compound or Licensed Product or its use, Manufacture, sale, or importation (such patent rights and Know-How shall be transferred either by (i) assignment, or by a freely sublicensable exclusive license, in the case of patent rights and Know-How related solely to Licensed Compound or Licensed Product, or (ii) by a non-exclusive license in the case of patent rights and Know-How that are related to patents or products other than Licensed Compound or Licensed Product).  Any sublicense agreement shall be consistent with the terms and conditions of this Agreement, and without limiting the foregoing, shall include the following provisions for the benefit of Merck:

(a)	must require the sublicensee to abide by confidentiality and non-use obligations at least as stringent as those contained in Article IX of this Agreement;

(b)	must include rights and obligations upon termination of the sublicense which are consistent in all material respects with the termination provisions of this Agreement;

(c)
in the event that the sublicensee is granted the right to offer to sell or sell Licensed Compound or Licensed Product, must require the sublicensee to pay at least the royalties on Net Sales of Licensed Product specified in Article VII of this Agreement and to keep records and render reports as required in Section 7.04 and Section 7.05 and be subject to Merck’s audit rights as set forth in Section 7.05 of this Agreement;

(d)	must preclude the sublicensee from granting further sublicenses or the right to enforce the Compound Patent Rights;

(e)	must obligate the sublicensee to maintain insurance in amounts consistent with Section 11.06;

(f)
must provide an indemnity from the sublicensee in favor of Merck and Merck Indemnified Party to the same extent as the indemnity contained in Section 11.01, and must provide that the sublicensee agrees that it will not challenge the standing of Merck if it seeks to rely on such indemnification; and

(g)
must include a provision stating, in words or substance, that Merck is not a party to the sublicense agreement and has no liability to any licensee, sublicensee or user of anything covered by the sublicense agreement, but that Merck is an intended third party beneficiary of the sublicense agreement and certain of its provisions are for the benefit of Merck and are enforceable by Merck in its own name.

Licensee shall (i) use reasonable efforts to procure the performance by any sublicensee of the terms of each such sublicense Agreement, and (ii) ensure that any sublicensee will comply with the applicable terms and conditions of this Agreement.  Licensee hereby guarantees the performance of its Affiliates and sublicensees that are sublicensed as permitted herein, and the grant of any such sublicense will not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Affiliate or sublicensee.

2.06       Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.  Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE III - DEVELOPMENT AND COMMERCIALIZATION

3.01        Overview.  As of the Effective Date, Licensee shall be solely responsible for the Development and Commercialization, including all costs thereof, of Licensed Product in the Field in the Territory.  Licensee shall perform all of its Development activities in accordance with an IND for Licensed Product and with all applicable laws, rules and regulations.

3.02        Development and Commercialization Plans.

(a)
Initial Development Plan.  Not later than the Effective Date, the Parties shall have agreed on the initial Development plan for Licensed Product in the Field in the Territory, which shall be incorporated as part of this Agreement as Schedule 3.02(a) (as may be amended in accordance with this Agreement, the “Development Plan”).

(b)
Annual Development Plan.  Not later than thirty (30) days after December 31 of each Calendar Year, Licensee shall submit to Merck an updated Development Plan for the pending Calendar Year.  Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan sufficient to reflect that Diligent Efforts are being undertaken by Licensee with respect to Licensed Compound.  The updated Development Plan shall also describe Licensee’s progress with respect to its Development efforts under this Agreement and shall include the following information for Licensed Product: a description of the Development work to be conducted during the year in reasonable detail, including clinical studies, formulation work, manufacturing work, other testing work and regulatory activity; timelines for such work; and key decision gates and milestones for such work.  Merck shall have the right to comment on such annual plan.  In the event Merck reasonably disagrees with the plan, Licensee shall consider Merck’s comments for revising the plan.  At Merck’s written request, the President of Merck’s research division, or his designee, and the President of Licensee’s research division or equivalent position, or his designee, shall meet to discuss such comments and, if Licensee so chooses, the changes can be incorporated into a revised annual Development Plan.  Any revision of the annual plan shall be submitted to Merck promptly after its completion.

(c)
Performance.  Licensee shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the activities described in the Development Plan in a professional manner and in compliance with, to the extent applicable, Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices and in compliance with all other applicable laws, rules, and regulations.

(d)	The Development Plans provided to Merck shall constitute Proprietary Information of Licensee subject to Article X.

3.03       Commercialization. Licensee shall give Merck prior written notice of at least sixty (60) days of its intent to file an NDA for Licensed Product and at that time shall further provide Merck with the non-binding anticipated date of First Commercial Sale for Licensed Product in the country of filing based on best information available at the time.  Licensee shall promptly provide Merck with notice of any Marketing Authorization of Licensed Product.

3.04       Commercialization Reports. Commencing with the First Commercial Sale and thereafter on an annual basis, Licensee shall provide Merck with a written non-binding estimate of annual Net Sales for Licensed Product in the Territory (“Annual Commercialization Report”).  The Annual Commercialization Report shall also list all ongoing Commercialization Studies and the status of such studies in the United States, the Major European Countries and Japan.

3.05        Contract Sales Force. Licensee shall not use the services of sales representatives employed by a Third Party as a contract sales force for Licensed Product (“Contract Sales Force”) without the prior written consent of Merck, such consent not to be unreasonably withheld.

3.06       Merck Option. In addition to the rights granted by Licensee to Merck in Section 2.01.  Licensee grants to Merck the option to evaluate Licensed Product and propose terms for a Development or Commercial Arrangement with respect to the Licensed Product in the Field on the following terms:

(a)	Licensee shall notify Merck, in advance, in writing if at any time during the Term, Licensee intends to enter into a Development or Commercial Arrangement with a Third Party (“Option Notice”).

(b)
In the event that Merck notifies Licensee within 10 days after the delivery of the Option Notice that Merck intends to propose terms for a Development or Commercial Arrangement between the Parties, Licensee shall provide Merck with reasonable access to due diligence information customarily provided in the evaluation of similar Development or Commercial Arrangements.  No later than 45 days after the delivery of the Option Notice, Merck shall, at its sole discretion, submit terms for a Development or Commercial Arrangement and if such terms are satisfactory to Licensee, after Licensee considers them in good faith, the Parties will negotiate in good faith for a period of sixty (60) days from Merck’s submission of its terms to enter into a definitive agreement for such Development or Commercial Arrangement.

ARTICLE IV - REGULATORY; MATERIALS AND INFORMATION TRANSFER

4.01        Materials and Regulatory Filings Transfer.

(a)
As soon as is reasonably practicable following the Effective Date of this Agreement, but in any event no later than forty-five (45) days after the Effective Date, Merck shall transfer to Licensee the Merck Know-How listed in Schedule 1.28 in single copy in electronic format only.  Merck shall be responsible for all costs associated with transfer of Merck Know-How.

(b)
As soon as is reasonably practicable following the Effective Date of this Agreement, Merck shall transfer to Licensee, in a mutually agreed manner, the quantities of physical inventory (“Inventory”) of Licensed Compound in Merck’s possession solely as listed in Schedule 4.01(b) and shall inform Licensee in writing as to the quantities of such Inventory that are in compliance with Good Manufacturing Practices following Merck’s recertification of such Inventory; provided that the quantities listed are general guidance estimates only of the amounts currently anticipated to be available for shipping from Merck.  Merck shall have no further obligation to make any further Licensed Compound(s) available to Licensee.  Consistent with the license grant in Section 2.01, such Inventory shall only be used for clinical or commercial purposes to the extent that such Inventory was recertified by Merck as compliant with Good Manufacturing Practices; otherwise, such Inventory shall only be used in preclinical work in accordance with the license grant is Section 2.01.

(c)
As soon as is reasonably practicable after the Effective Date (or such other date as may be mutually agreed by the Parties), Merck shall transfer to Licensee in electronic format the existing INDs and other drug approval applications listed in Schedule 1.28 covering Licensed Product.  All further submissions to any Regulatory Authorities relating to such drug approval applications and/or INDs shall be filed in the name of and owned by Licensee or its Affiliates.  Licensee or its Affiliates shall hold all Marketing Authorizations for Licensed Product throughout the Territory.

(d)
As soon as is reasonably practicable after the Effective Date (or such other date as mutually agreed by the Parties), Merck shall transfer to Licensee one (1) copy of the material documents and records that have been generated by or on behalf of Merck with respect to any existing INDs and other drug approval applications covering Licensed Product in the Territory, as well as any material correspondence between Merck and Regulatory Authorities related to Licensed Product, solely to the extent listed on Schedule 1.28.

(e)
Licensee shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to Licensed Product.

(f)
Licensee shall be solely responsible for interfacing, corresponding and meeting with the FDA and other Regulatory Authorities throughout the Territory with respect to Licensed Product.  Licensee shall provide Merck with copies of any material correspondence with FDA or other Regulatory Authorities in the United States, the Major European Countries and Japan relating to approval of Licensed Product, and respond to all reasonable inquiries by Merck with respect thereto.  Licensee shall also provide Merck in a timely manner with meeting minutes from any material meetings with Regulatory Authorities in the United States, the Major European Countries and Japan concerning the approval of Licensed Product.

(g)	Licensee shall provide to Merck a table report on an annual basis that contains the status of Marketing Authorizations for Licensed Product in the Territory.

(h)
In the event that any Regulatory Authority (a) threatens or initiates any action to remove a Licensed Product from the market in any country in the Field in the Territory after a Marketing Authorization has been issued in such country or (b) requires Licensee, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of Licensed Product in the Field, Licensee shall notify Merck of such event within one (1) business day after Licensee becomes aware of the action, threat, or requirement (as applicable).  Licensee shall consult with Merck prior to initiating a recall or withdrawal of Licensed Product in the U.S., Japan, or a Major European Country; provided, however, that the final decision as to whether to recall or withdraw a Licensed Product in the Territory shall be made by Licensee in its sole discretion.  Licensee shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action.

(i)
Other than as set forth in Section 4.01(j), Merck shall have no obligation under this Section 4.01 to provide additional Merck Know-How to Licensee that is not specifically listed in Schedule 1.28, additional Inventory of Licensed Compound that is not listed in Schedule  4.01(b), or to provide any technical, regulatory or other advice or assistance.  Merck shall retain the Inventory of Licensed Compound in Merck’s possession that is not listed in Schedule 4.01(b), which may be used by Merck pursuant to the Merck Retained Rights under Section 2.01.  For the avoidance of doubt, Merck shall have no obligation to provide the source documentation or any additional data, in any form, other than that provided within the Merck Know-How as listed in Schedule 1.28, or to provide information on patent searches, competitive analyses, market assessments, financial projections and/or strategies relating to Licensed Compound or Licensed Product.

(j)
Merck agrees, at the reasonable request of Licensee, to provide Licensee with technical, regulatory or other advice or assistance, and to reasonably cooperate with Licensee in connection with the transfer of regulatory filings relating to Licensed Compound or Licensed Product.  It is the intent of the Parties that Merck’s obligation under this Section 4.01(j) shall extend no longer than nine (9) months after the Effective Date, after which date, Merck shall have no obligation under this Section 4.01, though Merck may at its sole discretion provide such advice or assistance beyond this date.

4.02        Pharmacovigilance.

(a)
Following the transfer of any INDs related to Licensed Product from Merck to Licensee, Licensee shall be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events (“AEs”) associated with each Licensed Product in the Field, in accordance with 21 CFR 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs associated with Licensed Product that are applicable outside of the United States.

(b)	Licensee shall assume responsibility for maintaining a global safety database for Licensed Product consistent with industry practices.

ARTICLE V - DILIGENCE

5.01        Generally. Licensee shall use Diligent Efforts to Develop and Commercialize Licensed Product in the Field in the United States, a Major European Country or Japan.

5.02       Specific Obligations. Without limiting the generality of Section 5.01, Licensee shall (a) within twelve (12) months after the Effective Date, submit to Merck for review and consideration a non-binding update to the Development Plan proposing activities for the Development of Licensed Product, and (b) undertake the commercial launch of any Licensed Product in a country promptly after, and in any case not later than nine (9) months after, the date that Marketing Authorization is granted with respect to such country.

5.03       Failure. In the event Licensee fails, in Merck’s determination, to comply with the obligations set forth in this Article V, Merck shall furnish Licensee with Notice of such determination.  Within ninety (90) days after receipt of such Notice, Licensee shall either (i) fulfill the relevant obligation or (ii) negotiate with Merck a mutually acceptable schedule of revised diligence obligations, failing which Merck shall have the right to exercise its termination rights under Article XII.

ARTICLE VI - MANUFACTURING TECHNOLOGY TRANSFER

6.01        Manufacturing Responsibility. Licensee will be responsible for the manufacturing of Licensed Compound and Licensed Product for use by Licensee, its Affiliates, and its sublicensees in the Field in the Territory.

[***] Indicates that information has been omitted.

6.02        Supply Option Grant.

(a)
In further consideration of the license granted to Licensee hereunder, Licensee hereby grants to Merck an option to enter into a supply agreement with Licensee (“Supply Agreement”) pursuant to which Licensee or a Related Party will supply Licensed Compound or Licensed Product to Merck for use under the Merck Retained Rights pursuant to Section 2.01 (“Supply Option”).  Merck shall have the right to exercise the Supply Option by providing written notice to Licensee at any time during the Term.  Promptly following such notice, the Parties shall proceed in good faith to negotiate and execute a Supply Agreement for the supply of a specified amount of Licensed Compound or Licensed Product.  The Parties shall have a period of three (3) months after the date on which Licensee receives notice of Merck exercising the Supply Option, in which to finalize and execute the Supply Agreement, which may be extended upon mutual written agreement of the Parties.

(b)
The Supply Agreement shall include the following terms: (i) the specific amount of Licensed Compound or Licensed Product, which shall be no more than 2 kg of Licensed Compound or 15,000 units of Licensed Product, (ii) Licensed Compound or Licensed Product shall be supplied to Merck at cost, and (iii) use of Licensed Compound or Licensed Product shall be permitted by Merck, its Affiliates or a Third Party under an agreement with Merck or its Affiliate, all in accordance with the Merck Retained Rights as set forth in Section 2.01 of this Agreement.  Otherwise, the Supply Agreement shall contain the usual and typical clauses for such an agreement to be negotiated by the Parties.

(c)	Merck shall have the right to exercise the Supply Option a total number of five (5) times.

ARTICLE VII - PAYMENTS; ROYALTIES AND REPORTS

7.01        Consideration for License. In consideration for the license granted to Licensee hereunder, Licensee shall pay to Merck a non-refundable, non-creditable, upfront payment of [***], which shall be due within thirty (30) days of the Effective Date.

7.02       Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the license granted herein, licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Merck based on attainment of the Development, regulatory and commercial milestones indicated below:

[***] Indicates that information has been omitted.

Development Milestones
Development Milestones	[***]
	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]

Sales Milestone
Sales Milestone	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Licensee shall notify Merck in writing within ten (10) business days after the achievement of each such milestone event giving rise to a payment obligation under this Section and Licensee shall pay Merck the indicated amount no later than thirty (30) days after such notification to Merck.

[***] Indicates that information has been omitted.

7.03        Royalties.

(a)
Royalty Rates.  Subject to the terms and conditions of this Agreement, Licensee shall pay to Merck royalties on Net Sales of Licensed Products on a country-by-country basis in an amount equal to [***].  Notwithstanding the foregoing, in the event a generic version of a Licensed Product achieves [***] of total gross sales of Licensed Products in a particular country (as stated in IMS reports, for example in the United States, and in an  analogous reports in other countries), the royalties payable to Merck under this Section 7.03(a) shall be reduced to [***] on Net Sales of Licensed Products in that particular country, for such time that the generic version of Licensed Product maintains [***] total gross sales of Licensed Products tit in that particular country.

(b)
Term of Royalty Obligation.  Royalties on Licensed Product shall commence upon the First Commercial Sale of a Licensed Product in a particular country in the Territory and will continue on a product-by-product, country-by-country basis until the later of (i) the expiration of the last to expire Valid Claim covering a Licensed Product in such country or (ii) the expiration of regulatory exclusivity for Licensed Product in such country or (iii) [***].

7.04        Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a)
Royalties Paid Quarterly.  Within [***] following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Merck a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Licensee, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter.  Such written report shall include the gross sales of Licensed Product on a country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales.  Such report shall also include, on a country-by-country basis, the month and year of the first commercial sale of Licensed Product.  Simultaneously with the submission of the written report, Licensee shall pay to Merck, for the account of Licensee or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement.

(b)
Method of Payment.  All payments to be made by Licensee to Merck under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Merck from time to time.  Royalty payments shall be made in United States dollars to the extent that free conversion to United States dollars is permitted.  The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by Licensee for reporting such sales for United States financial statement purposes.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the Parties shall consult with a view to finding a prompt and acceptable solution, and Licensee will make such payments in any manner as Merck may lawfully direct; ,provided that Licensee shall not be obligated to incur any additional out-of-pocket expenses in connection with such payments.  Notwithstanding the foregoing, if royalties in any country cannot be remitted to Merck for any reason within six (6) months after the end of the Calendar Quarter during which they arc earned, then Licensee shall be obligated to deposit the royalties in a bank account in such country in the name of Merck.

[***] Indicates that information has been omitted.

7.05        Maintenance of Records; Audits.

(a)
Record Keeping by Licensee.  Licensee and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.  Upon sixty (60) days prior written notice from Merck, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Merck and reasonably acceptable to Licensee, at Merck’s expense, to have access during normal business hours to examine the pertinent books and records of Licensee, its Affiliates and/or sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder.  The examination shall be limited to the pertinent books and records for any year ending not more than thirty-six (36) months prior to the date of such request.  Historical records will not be requested from Licensee for any periods prior to the Effective Date of this Agreement.  An examination under this Section 7.05(a) shall not occur more than once in any Calendar Year.  Licensee may designate competitively sensitive information that such auditor may not disclose to Merck, provided, however.  that such designation shall not encompass the auditor’s conclusions.  The accounting firm shall disclose to Merck only whether the royalty reports arc correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Merck.  All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Licensee) as to any of Licensee’s or its Affiliate’s confidential information that such accounting firms are provided, or to which they have access, while conducting any audit pursuant to this Section 7.05(a).

(b)
Underpayments/Overpayments.  If such accounting firm correctly concludes that additional royalties were owed during such period, Licensee shall pay such additional royalties within thirty (30) days of the date Merck delivers to Licensee such accounting firm’s written report so correctly concluding.  If such underpayment exceeds Two Hundred Fifty Thousand Dollars and five percent (5%) of the sums correctly due Merck then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Licensee.  Any overpayments by Licensee will be credited against future royalty obligations.

(c)
Record Keeping by Sublicensee.  Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Merck’s independent accountant to the same extent required of Licensee under this Agreement.

(d)	Confidentiality. Merck shall treat all financial information subject to review under this Section 7.05, or under any sublicense agreement, in accordance with the confidentiality provisions of Article IX of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

(e)	[***].

ARTICLE VIII - PATENTS

8.01       Prosecution and Maintenance of Patents. Merck agrees to prosecute and maintain in the Territory, on its own or through mutually agreeable outside counsel, the Compound Patent Rights, provided that Licensee will reimburse Merck for its out-of-pocket expenses, including legal fees, relating to such patent prosecution and maintenance in all countries.  Merck shall keep Licensee advised of such patent prosecution and maintenance and upon the written request of the Licensee, will provide advance copies of any substantive papers related to the prosecution and maintenance of such patent filings.  A budget estimate of total patent costs to the best estimate of Merck will be provided to Licensee within sixty (60) days of after the Effective Date.

8.02       Option of Licensee to Prosecute and Maintain Patents. Merck shall give notice to Licensee of any desire to cease prosecution and/or maintenance of any patent application or patent included in the Compound Patent Rights and, in such case, shall permit Licensee, at Licensee’s sole discretion, to continue the prosecution or maintenance of the Compound Patent Rights in Merck’s name at the expense of Licensee.

8.03       Enforcement and Defense. In the event that either Licensee or Merck becomes aware of any alleged, threatened or actual commercially material infringement of a Compound Patent Right in a country in the Territory, or judicial challenge to the validity of a Compound Patent Right in a country in the Territory, it will notify the other Party in writing to that effect within a reasonable time period.  Merck and Licensee shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Licensee to terminate any infringement of Compound Patent Rights or defend the validity of any Compound Patent Right.  In all instances, each Party shall have the right to be represented by counsel of its own choice.

(a)
First Right of Merck; Right of Licensee to Assume.  Merck shall have the first right to initiate, prosecute or control any such legal action.  Merck shall promptly notify Licensee in writing if it elects not to exercise such first right and, if the rights of Licensee under this Agreement may be materially affected, Licensee shall thereafter have the right to either initiate, prosecute or control, entirely under its own direction, any such legal action, in the name of Licensee and, if necessary, Merck.

[***] Indicates that information has been omitted.

(b)
Expenses and Cooperation.  Merck shall bear all the expenses of any legal action brought by it and in which Licensee is not a party to the action.  Licensee shall have the right, prior to commencement of the legal action brought by Merck, to join any such legal action in which the rights of Licensee under this Agreement may be materially affected.  In the event that Licensee joins in such legal action, or initiates, prosecutes or controls the defense of any such action pursuant to Section 8.03(a), Licensee shall pay the costs of such legal action.  Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.  In the event that Licensee is a party to such a legal action, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the mutual consent of Licensee and Merck, and such consent shall not be unreasonably withheld.

(c)	Recovery. [***].

8.04       Patent Term Restoration.  The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Compound Patent Rights.  In the event there is a conflict between Merck and Licensee with respect to an election for obtaining such patent term restoration or supplemental protection certificates or their equivalents, Merck shall have the right to make the election and Licensee agrees to abide by such election.  Each Party agrees to assist the other Party as needed with the filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents.  In the event Merck makes the election pursuant to its right under this Section 8.04.  Merck shall pay all costs associated with the preparation, filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents; otherwise the cost will be borne by Licensee.

8.05       Interference, Derivation, Opposition, Reissue Reexamination and Post Grant Review Proceedings. Any Party shall, within ten (10) business days of learning of any request for, or filing or declaration of, any interference, derivation, opposition, reexamination, or post grant review (or similar administrative proceedings) relating to Compound Patent Rights, inform the other Party of such event.  Merck and Licensee shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.  Merck shall have the first right to control any such proceeding or action.  Merck shall promptly notify Licensee in writing if it elects not to exercise such first right and, if the rights of Licensee under this Agreement may be materially affected, Licensee shall thereafter have the right to control, entirely under its own direction, any such proceeding or action, in the name of Merck.  The controlling Party shall bear the expense of such proceeding or action.  The controlling Party shall keep the non-controlling Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

8.06       Abandonment. Merck shall promptly give notice to Licensee of the grant lapse, revocation, surrender, invalidation or abandonment of any Compound Patent Rights licensed to Licensee for which Merck is responsible for the prosecution and maintenance under this Agreement.  If Merck declines to exercise its first right under Section 8.03 or Section 8.05, Merck shall have no obligation to initiate, prosecute or control any such legal action or proceeding.

8.07       No Challenge of Validity of Patent. Licensee hereby agrees that in the event that it, its Affiliates or sublicensees challenges the validity of any patent application or patent within the Compound Patent Rights, Merck may, in its sole discretion, exercise its termination rights under Article XII.

ARTICLE IX - CONFIDENTIALITY AND PUBLICATION

9.01        Confidentiality.

(a)
Nondisclosure Obligation.  Each of Merck and Licensee shall use any Proprietary Information received by it from the other Party only in accordance with this Agreement and shall not disclose to any Third Party any such Proprietary Information without the prior written consent of the other Party.  The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years.  These obligations shall not apply to Proprietary Information that:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii)	is at the time of disclosure or thereafter becomes, published or otherwise part of the public domain without breach of the obligation of confidentiality under this Agreement by the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records;

(iv)
is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Proprietary Information, and such independent development can be documented by the receiving Party’s written records;

(v)
is disclosed to any institutional review board of any entity conducting clinical trials with Licensed Product or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

(vi)
is required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

(b)
Disclosure to Agents.  Notwithstanding the provisions of Section 9.01(a) and subject to the other terms of this Agreement, each of Licensee and Merck shall have the right to disclose Proprietary Information to their respective sublicensees, agents, consultants, Affiliates or other Third Parties (collectively “Agents”) in accordance with this Section 9.01(b).  Such disclosure shall be limited only to those Agents directly involved in the Development, Manufacturing, marketing or promotion of Licensed Compound or Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement.  Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement.

9.02       Return of Confidential Information. Upon termination of this Agreement, the receiving Party will return all documents, and copies thereof, including those in the possession of the receiving Party’s Agents pursuant to Section 9.01(b), containing the disclosing Party’s Proprietary Information at any time upon the written request of the disclosing Party.  However, the receiving Party may retain one (1) copy of such documents in a secure location solely for the purposes of (i) determining its obligations hereunder, (ii) complying with any applicable regulatory requirements, or (iii) defending against any product liability claim.

9.03        Breach of Confidentiality. The Parties agree that the disclosure of the Disclosing Party’s Proprietary Information in violation of this Agreement may cause the Disclosing Party irreparable harm and that any breach or threatened breach of this Agreement by the Receiving Party entitles disclosing Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.  For clarity, such disputes shall not be subject to Article XIII.

9.04       No Publicity. A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except (i) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (ii) as consented to in advance by the other Party in writing.  The Parties shall agree on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement.  Licensee shall provide Merck with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Product under this Agreement.

9.05        Scientific Publications. Each Party recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information.  Consequently, except for disclosures permitted pursuant to Section 9.01 and Section 9.04 of this Agreement, in the event that a Party wishes to make a publication containing any Merck Know-How or that is the subject of Compound Patent Rights, such Party shall deliver to the other Party a copy of the proposed written publication at least sixty (60) days prior to submission for publication.  The Parties shall have the right to propose modifications to or delay of the publication for patent reasons or trade secrets.  If a reviewing Party requests a delay for patent reasons, the other Party shall delay submission for a period of up to ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed.  Upon expiration of such delay, the Party seeking to publish shall be free to proceed with the publication.  If a Party requests modifications to the publication, the Party seeking to publish shall edit such publication to prevent disclosure of trade secret or Proprietary Information prior to submission of the publication.

9.06       Terms of Agreement. Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: A Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Proprietary Information, which may be disclosed only as described elsewhere in this Article IX), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; (b) to a Third Party in connection with (i) a financing (or proposed financing) or an equity investment (or proposed investment) in such Party or its Affiliates, including to its shareholders and prospective shareholders, (ii) a merger, consolidation or similar transaction by such Party or its Affiliates, (iii) the sale of all or substantially all of the assets of such Party or its Affiliates, or (iv) in connection with a Securitization, provided that such Third Party executes a non-use and non-disclosure agreement and observes the same obligations of confidentiality as such Party owes under this Agreement with respect to Proprietary Information of the other Party; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental entity, including as required to make an initial or subsequent public offering, or (d) as otherwise required by law or regulation, provided that in the case of (c) and (d) the disclosing Party shall (x) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order.

ARTICLE X - REPRESENTATIONS AND WARRANTIES

10.01      Representations and Warranties of Each Party.  Each of Merck and Licensee hereby represents, warrants and covenants to the other Party hereto as follows:

(a)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)
the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)
except for the governmental and Marketing Authorizations required to market Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f)
this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(g)	it shall comply with all applicable material laws and regulations relating to its activities under this agreement.

10.02      Licensee’s Representations.  Licensee hereby represents, warrants and covenants to Merck as follows:

(a)	during the Term of this Agreement it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the Act;

(b)	its strategy incorporates the capacity and resources to Develop and Commercialize Licensed Product and to Manufacture Licensed Compound.

10.03      Merck’s Representations. Merck hereby represents, warrants and covenants to Licensee as follows:

(a)
Merck owns or has licensed with a sublicensable interest the Compound Patent Rights and the Merck Know-How and has the full legal right and power to grant to Licensee the licenses of the scope and on the terms granted herein;

(b)
Merck has received no written communication claiming (or threatening to claim), and to the knowledge of Merck there is no pending claim, that the practice of the inventions described in the Compound Patent Rights infringes any patents or patent applications or other rights of any third party; and

(c)
to its reasonable knowledge, as the Effective Date, the patents and patent applications listed in Schedule 1.8 are the only patents in force and pending patent applications owned or controlled by Merck (and/or its Affiliates) that claim Licensed Compound as a composition of matter and are necessary for the Development or Commercialization of Licensed Compound as contemplated in the Development Plan.

10.04      No Inconsistent Agreements. Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

10.05     Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

10.06     Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, LICENSED COMPOUND, LICENSED PRODUCT, COMPOUND PATENT RIGHTS AND MERCK KNOW-HOW ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.07     No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.  IN PARTICULAR, BUT WITHOUT LIMITATION, MERCK MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE DESIGNATED COMPOUND OR A DESIGNATED PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XI - INDEMNIFICATION AND LIMITATION ON LIABILITY

11.01      Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Merck and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Merck Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 11.05 (collectively, a “Liability”) that a Merck Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (i) the development, Manufacture, promotion, distribution, use, marketing, sale or other disposition of Licensed Compound and/or Licensed Product by Licensee, its Affiliates or sublicensees, (ii) any breach by Licensee of any of its representations, warranties and covenants contained in Sections 10.01, 10.02, and 10.04 herein, and (iii) the negligence and/or willful misconduct of Licensee, its Affiliates or sublicensees.  Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Merck Indemnified Party with respect to any Liabilities that result from the gross negligence or willful misconduct of Merck, Merck Indemnified Party or any of their respective employees, officers, directors or agents or that result from Merck’s breach of its obligations under this Agreement.

11.02     Indemnification by Merck. Merck shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Liability that a Licensee Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) any breach by Merck of any of its representations, warranties and covenants contained in Sections 10.01, 10.03 and 10.04 herein and (ii) the negligence and/or willful misconduct of Merck.  Notwithstanding the foregoing, Merck shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to any Liabilities that result from the gross negligence or willful misconduct of Licensee, Licensee Indemnified Party or any of their respective employees, officers, directors or agents or that result from Licensee’s breach of its obligations under this Agreement,.

11.03     Conditions to Indemnification.  The obligations of the indemnifying Party under Sections 11.01 and 11.02 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability.  The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter that could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity.  If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.  The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 11.01 or 11.02.  as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

11.04     Settlements. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, and such consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement.  Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

11.05      Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages.

[***] Indicates that information has been omitted.

11.06      Insurance. At such time as Licensee or any of its sublicensee begins to sell or distribute Product(s), Licensee shall, at its own expense, procure and maintain policies of comprehensive general liability insurance (including without limitation product liability insurance) [***].  All such policies shall name Merck as an additional insured , and insurers will waive all rights of subrogation against Merck.  Upon Merck’s request, Licensee will promptly provide for itself and its sublicensees copies of certificates of insurance evidencing such coverages.  Licensee shall notify Merck not less than thirty (30) days in advance of any material change or cancellation of any policy.  Licensee shall continue to maintain such insurance in effect after the expiration or termination of this Agreement during any period in which Licensee or its sublicensee continues to make, have made, use, sell, offer to sell or import Product.  If any insurance is on a claims made basis, Licensee will maintain such insurance for a period of not less than five (5) years after it has ceased all commercial sale, distribution or use of any Product.

ARTICLE XII - TERM AND TERMINATION

12.01     Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 12.02 or 12.03 below, the term of this Agreement shall continue in effect on a country-by-country and product-by-product basis until the expiration of Licensee’s obligation to pay royalties under Article VII herein (the “Term”).  Upon expiration of this Agreement in its entirety, Licensee’s license pursuant to Section 2.01 shall become a fully paid-up, perpetual non-exclusive license.

12.02      Termination by Licensee.

(a)
Licensee’s Right to Terminate.  Licensee shall have the unilateral right to terminate this Agreement in its entirety without cause at any time by giving one hundred eighty (180) days advance written notice to Merck.

(b)
Effect of Termination.  Upon termination of this Agreement in its entirety under Section 12.02(a), the rights and obligations hereunder shall terminate except as provided under Section 12.04.  and all rights to Licensed Compound and Licensed Product shall revert to Merck pursuant to Section 12.05.

12.03      Termination for Cause.

(a)	Termination for Cause. This Agreement may be terminated, in its entirety by written notice by either Party at any time during the term of this Agreement:

(i)
upon or after the breach of any material provision of this Agreement if the breaching Party has not cured such breach within sixty (60) days following receipt of written notice from the non-breaching Party requesting cure of the breach or, if such breach is not susceptible of cure within such sixty (60) day period , the breaching Party has not taken appropriate steps to commence such cure during such sixty (60)-day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter (not to exceed one hundred eighty (180) days).  Any right to terminate under this Section 12.03(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article XIII with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings; or

[***] Indicates that information has been omitted.

(ii)
upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within one hundred twenty (120) days after the filing thereof.

(b)	Effect of Termination for Cause on License.

(i)
Termination by Licensee for Cause.  In the event this Agreement is properly terminated by Licensee under Section 12.03(a)(i), [***].  All other rights and obligations hereunder shall terminate except as provided under Section 12.04.

(ii)
Termination by Merck for Cause.  In the event this Agreement is terminated by Merck under Section 5.03, 8.07, 12.03(a) and/or 14.01(b) the rights and obligations hereunder shall terminate except as provided under Section 12.04, and all rights to Licensed Compound and Licensed Product shall revert to Merck pursuant to Section 12.05.

12.04      Effect of Termination Generally. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article I (Definitions), Article IX (Confidentiality), Article XI (Indemnification and Limitation on Liability), Article XIII (Dispute Resolution), Article X1V (Miscellaneous) and Section 10.05, Section 10.06, Section 12.03(b), Section 12.04, Section 12.05 and Section 12.06 shall survive the expiration or termination of this Agreement.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.

12.05      Licensed Product Reversion. Upon termination of this Agreement in its entirety by Merck for any reason or by Licensee pursuant to Section 12.02, at Merck’s option and upon Merck’s written request, the following provisions shall apply:

(a)
Effective upon such termination, without further action by either Party, Merck shall have a worldwide, fully paid-up, royalty-free, sublicensable, exclusive and perpetual license from Licensee under any Licensee Know-How or Licensee Patent Rights existing at the time of termination and that is necessary or useful for the use, Development, Manufacture, or Commercialization of Licensed Product that is then being Developed or Commercialized by Licensee.  Merck’s license under this Section 12.05(a) shall be limited solely to the right to Develop, make, have made, use, import, export, Commercialize, offer to sell and sell such Licensed Product in the Field and Territory.

(b)
Licensee shall reasonably cooperate with Merck in order to enable Merck to assume responsibility for the Development, Manufacture and/or Commercialization of all Licensed Products then being Developed, Manufactured or Commercialized by Licensee.  Such cooperation and assistance shall be provided in a timely manner, not to exceed six (6) months, and shall include without limitation:

(i)
Licensee shall transfer to Merck (or its nominee) all INDs, Marketing Authorizations, drug approval applications for Marketing Authorizations, and all supporting documentation for such filings and applications, made or obtained by Licensee or its Affiliates or any of its sublicensees to the extent relating to Licensed Product then being Commercialized or in Development.

(ii)
Licensee shall assign to Merck all of its rights in any trademarks and shall transfer to Merck all of its rights in any domain names containing trademarks, in each case to the extent that such trademarks have actually been or are planned to be utilized by Licensee in connection with the Commercialization of Licensed Product in the Field.  Any assignment or transfer to Merck pursuant to this Section 12.05(b)(ii) shall be at no cost to Merck.

(iii)
Licensee shall transfer to Merck (or its nominee), to the extent not previously provided, a copy of all Licensee Know-How in its possession or under its control relating to any Licensed Product then being Commercialized or in clinical Development by Licensee and reasonably necessary or useful for its continued Development, Manufacture and/or Commercialization, including without limitation all information contained in Licensee’s regulatory and/or safety databases, all in the format then currently maintained by Licensee.

(iv)	Upon the written request of Merck, Licensee shall use reasonable and diligent efforts to assign to Merck any sublicenses previously granted by Licensee related to Licensed Product.

(v)
Upon the written request of Merck, Licensee, its Affiliates and its sublicensees shall complete any clinical studies related to Licensed Product in the Field that (x) are being conducted under Licensee’s IND for Licensed Product and arc ongoing as of the date this Agreement is terminated, and (y) for which it is not practicable to transfer responsibility for conducting such studies to Merck; provided, however, that Merck agrees to reimburse Licensee for all Development costs incurred by Licensee after termination in completing such studies.

(vi)
Upon the request of Merck, Licensee shall transfer to Merck, at a price to be agreed in good faith, that shall not be more than one hundred and twenty-five percent (125%) of Licensee’s fully allocated Manufacturing cost for Licensed Product, all quantities of Licensed Product in the possession of Licensee or its Affiliates (including, without limitation, clinical trial supplies and Licensed Product intended for commercial sale).

(vii)
At Merck’s written request, Licensee shall promptly provide to Merck copies of all clinical trial, contract manufacturing, or service agreements entered into by Licensee or its Affiliates with respect to Licensed Product.  At Merck’s written request, Licensee shall promptly assign (or cause to be assigned), such agreements to Merck, to the extent such assignment is permitted under such agreement or, in the case that such agreements involve products other than Licensed Product, to the extent that the portion of the agreement involving solely Licensed Product can be assigned.  In the event that such an assignment is not permitted under a particular clinical trial, contract manufacturing, or service agreement, then Licensee shall reasonably cooperate (at Merck’s request) to assist Merck in obtaining the benefits of such agreement.

(viii)
The Parties shall use diligent efforts to complete the transition of the Development, Manufacture and Commercialization of Licensed Product from Licensee to Merck pursuant to this Section 12.05 as soon as is reasonably possible.

(ix)
Notwithstanding anything to the contrary in this Section 12.05, any termination of this Agreement by Merck pursuant to Section 12.03(a)(i) or Section 5.03 shall be stayed and the cure period tolled in the event that, during any cure period, Licensee shall have initiated dispute resolution in accordance with Article XIII with respect to the alleged breach, which stay and tolling shall last so long as Licensee diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

12.06     Return of Merck Know-How. Not later than thirty days (30) days after the termination of this Agreement in its entirety by Merck for any reason or by Licensee pursuant to Section 12.02, Licensee shall, at Merck’s discretion, either destroy or return or cause to be returned to Merck, all Merck Know-How in tangible form received from Merck and any other documents containing Merck’s Proprietary information, and all copies thereof, including those in the possession of the receiving Party’s Agents pursuant to Section 9.01(b), except that Licensee may retain one (1) copy of Merck Proprietary Information in its confidential files in a secure location solely for the purposes of (i) determining its obligations hereunder, (ii) complying with any applicable regulatory requirements, or (iii) defending against any product liability claim.

ARTICLE XIII - DISPUTE RESOLUTION

13.01     Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to Licensed Compound or Licensed Product, the Parties shall first try to settle their differences amicably between themselves.  Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve promptly such disputed matter within the said thirty (30) days, either Party may refer the matter by written notice to the other to the appropriate therapy area Vice President of Merck Research Laboratories, or his designee, and the Chief Executive Officer of Licensee, or his designee, for discussion and resolution.  If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article XIII.

13.02     Arbitration. All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to Licensed Compound or Licensed Product, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim”.  As used in this Section, the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory

(a)
The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in Newark, New Jersey, United States.  In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language.  Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b)
If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 13.02(a)).  Within twenty (20) business days after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved that would be considered mandatory counterclaims under New Jersey law.  For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c)
Within forty-five (45) days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment.  The other Party shall, upon receiving such notice, appoint a second arbitrator within twenty one (21) days, and the two (2) arbitrators shall, within fifteen (15) days of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be the chairperson of the arbitration panel.  In the event that either Party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA.  In the event of the failure of the two (2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(i)
All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters.  The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(ii)	Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(iii)	To the extent possible, the arbitration hearings and award will be maintained in confidence.

(iv)
In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote.  The arbitrators shall render a written decision with their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision.  The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

13.03     Injunctive Relief. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment.  Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

13.04     Expenses of Arbitration and Expert Determination. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

ARTICLE XIV - MISCELLANEOUS

14.01      Assignment/Change of Control.

(a)
Assignment.  Neither this Agreement nor any or all of the rights and obligations of a Party hereunder may be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any Third Party without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, prohibited sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 14.01 shall be a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, that either Party may, without such consent of such Party, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction.  This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

(b)
Change of Control at Licensee.  In the event that any Change of Control (as defined below) causes Licensee’s rights and obligations hereunder to pass to any Third Party, such Third Party shall, within sixty (60) days after the effective date of such Change of Control, notify Merck of its intentions with regard to the Development and Commercialization of Licensed Product under this Agreement.  If the Third Party succeeding to Licensee’s rights and obligations under this Agreement decides it will not continue the Development and/or Commercialization of Licensed Product, then Merck shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee, without any opportunity to cure.  If the Third Party succeeding to Licensee’s rights and obligations under this Agreement decides to continue the Development and Commercialization of Licensed Product, then all of the rights and obligations of Licensee under this Agreement shall inure to such Third Party; provided, that within forty-five (45) days after the Change of Control, such Third Party successor shall submit to Merck a new Development Plan for the next succeeding twelve (12) month period.  Merck shall have the right to comment on the new Development Plan in accordance with the procedures set forth in Section 3.02(b).

(c)
Definition of Change of Control.  As used in this Section 14.01 the term “Change of Control” shall mean (i) any merger, reorganization, consolidation or combination in which a Party to this Agreement is not the surviving corporation, or (ii) where any “person” (within the meaning of Sections 13(d) and 14 (d)(2) of the Securities Exchange Act of 1934), excluding Licensee and its Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Party representing 50% or more of either (a) the then-outstanding shares of common stock of the Party or its parent corporation, or (b) the combined voting power of the Party’s then-outstanding voting securities; or (iii) if individuals who as of the Effective Date constitute the Board of Directors of the Party or its parent corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Party’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or (iv) approval by the shareholders of a Party of a complete liquidation or the complete dissolution of such Party.  For the avoidance of doubt, any debt or equity capital raising transaction or series of related debt or equity capital raising transactions entered into by Licensee for purposes of financing Licensee’s ongoing operations or other use contemplated by its then-current business plan shall not constitute a Change of Control hereunder.

14.02     Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to its conflict of law principles.  Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article XIII herein.

14.03      Waiver. Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.04     Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.05      Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Merck or Licensee from time to time by the government of the United States of America.  Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Merck under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.06     Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.07     Notices. Any notice required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed by the other Party), sent by nationally-recognized overnight courier or sent by registered or certified mail; postage prepaid, return receipt requested, addressed as follows.

if to Licensee, to:	Ammonett Pharma LLC 3606 Salles Ridge Court Midlothian, VA, 23113 Attention: Kevin P Tully CGA E Mail: kptully@hotmail.com

if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100, WS3AB-05 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908)735-1246

and	Merck Sharp & Dohme Corp. 2000 Galloping Hill Rd Mail Code 4385 Kenilworth, NJ 07033 Attention: Head of Global Outlicensing Facsimile: (908) 740-4040

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 14.07.

14.08     Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”), unless conclusive evidence to the contrary is provided.  Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.  The Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any Third Party.  If a condition constituting Force Majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.  If the Parties cannot in good faith reach a satisfactory resolution to the problem within sixty (60) days of meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article XIII herein.

14.09     Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement arc materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

14.10     Extension to Affiliates. Merck shall have the right to extend the rights, licenses, immunities and obligations under this Agreement to one or more Affiliates.  All applicable terms and provisions of this Agreement shall apply to such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Merck.

14.11      Counterpart. This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

14.12      Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.13      Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.14      Signatures.  For purposes of this Agreement, signatures sent by facsimile or PDF shall also constitute originals.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

MERCK SHARP & DOHME CORP.	AMMONETT PHARMA LLC

By:	/s/ Iain Dukes	By:	/s/ Kevin P Tully

Title:	Senior Vice President Licensing & External Scientific Affairs	Title:	Chief Executive Officer

Date:	22 Oct. 2013	Date:	23rd October 2013